Exhibit 10.13

Loan Agreement

Party A (the Lender): Zhaoqing High-Tech Industry Development Zone Construction Investment and Development Co., Limited.

Party B (the Borrower): Guangzhou Chengxing Zhidong Automotive Technology Co., Ltd.

In order to cultivate the hundred-billion-worth industrial cluster of electric vehicles, in accordance with relevant national and local laws and ordinances, based on the Investment Agreement of XPeng Motors Electric Vehicle Project (the “Investment Agreement”) signed by the People’s Government of Zhaoqing City, Administration Committee of Zhaoqing High-Tech Industry Development Zone and Guangzhou Chengxing Zhidong Automotive Technology Co., Ltd., Party A and Party B, through friendly consultation and following the principles of equality, free will and compensation, enter into the following loan agreement concerning Party B’s investment and construction of XPeng electric vehicle project (the “Project”) in Zhaoqing High-Tech Industry Development Zone:

I.	Basic Information of the Loan

1.	Loan amount: RMB 1.6 billion (in capital: Renminbi one point six billion only).

2.	Interest: subject to Party A’ actual financing interest.

3.	Method of the loan: Party A will entrust a bank (otherwise designated) and lend the money through entrusted loan.

4.	Arrangement of the loan

4.1

RMB 400 million will arrive at the joint account opened by Party A within 10 working days on signing of the Investment Agreement. The fund may be used for expenditure of the Project upon approval of both parties. After the company for the Project is established, the fund will be transferred to the basic account of the company.

4.2

RMB 600 million will arrive after Party B completes the project application report and submits materials for examination and approval to the National Development and Reform Commission. Party B shall give a notice to Party A before submitting the application materials and Party A shall transfer the fund to the basic account of the company for the Project within thirty days on receiving the notice.

4.3	RMB 600 million will arrive at the basic account of the company for the Project within thirty days on obtaining reply on approving the Project from the National Development and Reform Commission.

5.	Period of the Loan: 8 years (96 months), subject to the loan contract.

6.

Purpose of the fund: all fund are to be used for the purpose of the Project, including land assignment, building plants, purchasing equipment for production, investment in sample production and equipment, R&D, applying for qualifications and permits, circulating capital for Project operation (if any remains), and shall not be used for any other purpose.

II.	Loan Approval and Supporting Loan Documents

1.	The parties shall obtain approval from their respective authority for review and approval before signing this Agreement, with documents for such resolution or approval issued.

2.

Party B shall provide the following necessary documents to Party A: basic information, such as business licenses of the borrower and its shareholders, guarantors and actual controller, feasibility report of the Project, business plan, application materials to relevant government authorities, and other materials related to the Project.

III.	Repayment of Principals with Interests

The method of repayment of principals with interests: (1) the loan under this Agreement will be made by the payment plan, and interests shall be calculated for each loan granted. Party B shall pay interests to Party A by season. (2) Process of interests payment: Party A’s interests payment notice of the season shall arrive at Party B within 10 working days before the interests payment date for the loan under this Agreement, whereby Party B applies for interest subsidy to Administration Committee of Zhaoqing High-Tech Industry Development Zone and then makes the repayment to the repayment of principals with interests account. If the interest subsidy is not paid in time due to the reason of Administration Committee of Zhaoqing High-Tech Industry Development Zone or other related authorities, Party B will not be liable for the overdue interests. (3) Party B shall repay the principals of RMB 500 million, 500 million and 600 million respectively at the end of the 6th, 7th, and 8th year since production of the Project begins.

IV.	Security and Supervision Measures

1.

Asset mortgage and pledge: Party B will provide the Project land in Zhaoqing High-Tech Industry Development Zone, work in progress of the Project, construction on the land and equipment, etc. as the security to Party A.

2.	Shareholders and actual controller of Party B will provide at the same time the irrevocable joint and several guarantee.

The parties, the company for Party B’s Project and relevant guarantors will otherwise enter into security contract, mortgage contract and other related documents concerning the above guarantee measures.

3.	Party A has the right to be informed of use of the fund lent, and Party B shall provide plans for use of the fund and financial statements on a regular basis.

V.	Corporate Management and Notification

Party B will be responsible for production, operation and management of the Project. Party A will not participate in daily management of the Project, but has the right to be informed of major events. Party B shall give written notices to Party A on all major events, which will be agreed on in relevant final loan contracts signed.

VI.	Miscellaneous

1.	With respect to matters not covered by this Loan Agreement, the parties may otherwise enter into written agreements through consultation.

2.	The Loan Agreement comes into force after signing and sealing by the parties.

3.

The Agreement is not the final loan agreement, and the final loan agreement and related contracts and written documents shall prevail; for matters not covered in the final loan agreement, this Agreement shall apply.

4.

All rights and obligations of Party B under this Agreement will be enjoyed or borne by the company for the Project since its establishment date. If the company for the Project cannot repay any principal under this Agreement on time, Party B shall bear the joint and several liability for repayment.

5.

Any dispute that arises between the parties during performance of this Agreement shall be first resolved through consultation. If the consultation fails, either party may file a lawsuit at the people’s court with jurisdiction at the place of Party A.

6.	This Agreement is made in quadruplicate, with each party holding two copies.

[Signature page of the Loan Agreement between Zhaoqing High-Tech Industry Development Zone Construction Investment and Development Co., Limited and Guangzhou Chengxing Zhidong Automotive Technology Co., Ltd. follows]

Party A (Seal): Zhaoqing High-Tech Industry Development Zone Construction Investment and Development Co., Limited.

Signature of the Legal Representative: [Authorized signature is affixed here]

Party B (Seal): Guangzhou Chengxing Zhidong Automotive Technology Co., Ltd.

Signature of the Legal Representative: /S/ Xia Heng

Signing Place: Zhaoqing High-Tech Industry Development Zone

Date: May 27, 2017